Exhibit No. 99.2

SCOLR Pharma, Inc. Initiates Pivotal Trials for 12-hour Ibuprofen

BELLEVUE, WA., November 1, 2007, - SCOLR Pharma, Inc. (AMEX: DDD) today announced the initiation of the first of three pivotal trials to evaluate the safety and efficacy of its over-the-counter (OTC) 12-hour CDT®-based ibuprofen. The Company expects to complete the trials by the end of the first quarter of 2008, and plans to file a New Drug Application with the Food and Drug Administration in the second half of 2008.

If its ibuprofen product is approved, the Company believes its product would be the first and only 12-hour, extended-release ibuprofen product on the market. Ibuprofen is a pain killer that is sold in immediate-dose products as Advil® and Motrin®, among others, as well as generically.

The trial protocols call for SCOLR to enroll approximately 216 patients in the three single-center randomized clinical trials. The three trials are:

•	Ibuprofen 600mg Extended Release (ER) Multiple-Dose Dental Pain Study

•	Single-center, randomized, placebo-controlled, double-blind, parallel group assessment of the multiple-dose efficacy of ibuprofen 600mg ER.

•	Expected enrollment: Approximately 150 patients.

•	Primary objective: To evaluate the efficacy and safety of multiple doses of ibuprofen 600mg ER in a study of dental pain following extraction of third molar teeth.

•	Multiple-Dose Two-Way Crossover Steady State Relative Bioavailability Study of Ibuprofen Tablets in Healthy Subjects

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Single-center, multiple-dose, randomized, open-label, 2-period, 2-treatment crossover relative bioavailability study to compare two different formulations of ibuprofen (extended-release compared to immediate-release) tablets.

•	Expected enrolment: Approximately 30 patients.

•	Primary objective: To evaluate the relative bioavailability of two formulations of ibuprofen (extended-release compared to immediate-release) tablets at steady state.

•	Three-Way Crossover Fed/Fasted Relative Bioavailability Study of Ibuprofen Tablets in Healthy Subjects

•	Single-center, randomized, open-label, 3-period, 3-treatment crossover relative bioavailability study to compare two different Ibuprofen formulations under fed and fasted conditions.

•	Expected enrollment: Approximately 36 patients.

•	Primary objective: To determine the relative bioavailability of two formulations of ibuprofen tablets under fed and fasted conditions.

Daniel O. Wilds, SCOLR Pharma’s President and CEO, said, “These Phase III trials are a key milestone for SCOLR. They represent an important step toward achieving our goal of providing an OTC 12-hour CDT-based formulation of ibuprofen. We believe the substantial in vivo data accumulated from previous trials, together with our development and successful scale-up activities, demonstrate commercial viability for our product, and we look forward to successful completion of these studies and eventual approval by the FDA.”

Ibuprofen is an analgesic typically used for the treatment of pain, fever and inflammation Total global OTC sales of the analgesic market in which the 12-hour ibuprofen product will compete are estimated at more than $8 billion, according to IMS Review Plus data. The Company estimates the annual U.S. sales of immediate-release OTC ibuprofen products is $1 billion.

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, our clinical trials for ibuprofen may not achieve successful results or may take longer to complete than we expect. Even if our trials are successful, we may not be able to develop and commercialize an ibuprofen product. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

Contact:

Investor Relations:

Cameron Associates

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com